EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Numbers 333-51309, 333-52192, 333-70640 and 333-77843 on Form S-3 and Registration Statement Numbers 333-56161, 333-50806 and 333-49732 on Form S-8 of Sempra Energy of our reports relating to Sempra Energy Savings Plan, Sempra Energy Trading Retirement Savings Plan, Southern California Gas Company Retirement Savings Plan, San Diego Gas & Electric Company Savings Plan and Twin Oaks Retirement Savings Plan dated June 23, 2003 appearing in the Annual Report on Form 11-K of Sempra Energy for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
June 26, 2003